News Release

Integra LifeSciences Reports Fourth Quarter and Full-Year 2023 Financial Results and Provides 2024 Financial Guidance

Princeton, New Jersey, February 28, 2024 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023

•Reported revenues were $397.0 million, representing a decrease of 0.2% on a reported basis and a decrease of 1.2% on an organic basis compared to the fourth quarter 2022. Revenue increased 3.6% on an organic basis excluding Boston.

•GAAP earnings per diluted share were $0.25, compared to $0.63 in the fourth quarter 2022.

•Adjusted earnings per diluted share were $0.89, compared to $0.94 in the fourth quarter of 2022.

Full-Year 2023

•Reported revenues were $1,541.6 million representing a decrease of 1.0% on a reported basis and flat on an organic basis compared to full-year 2022. Revenue increased 5.5% on an organic basis excluding Boston.

•GAAP earnings per diluted share were $0.84, compared to $2.16 in 2022.

•Adjusted earnings per diluted share were $3.10, compared to $3.36 in 2022.

Business Highlights

•Boston relaunch remains on track for mid-to-late Q2 2024
•Completed global CereLink® relaunch with 510k clearance and US relaunch in Q1 2024
•Successful integration of the SIA acquisition
•Advanced PMA clinical strategy for SurgiMend® and DuraSorb®
•International portfolio expansion of DuraGen®, CUSA®, and 100+ product registrations
•Building-out in-China-for-China manufacturing capability
•Obtained 510(k) for next generation Aurora® Surgiscope
•Signed definitive agreement to acquire the Acclarent® ENT business by Q2 2024
•Executed $275M in share repurchases
•Upgraded Quality Management System with investments in talent and process capabilities

"In 2023, we saw stability in our markets and resilience of our product portfolio, which demonstrates the impact of our products and technologies on restoring patients’ lives," said Jan De Witte, president and chief executive officer "Despite the operational challenges last year, I am extremely proud of our colleagues around the world for remaining focused on advancing our key pillars of growth and operational excellence, and for their unwavering commitment to our customers and patients.”

Fourth Quarter 2023 Financial Summary

Total reported revenues for the fourth quarter were 397.0 million, a decrease of 0.2% from the fourth quarter of 2022. Fourth quarter organic revenues were down 1.2% compared to the prior year. Revenue increased 3.6% on an organic basis excluding Boston.

The Company reported GAAP net income of $19.8 million, or $0.25 per diluted share, in the fourth quarter of 2023, compared to GAAP net income of $52.9 million, or $0.63 per diluted share, in the prior year.

Adjusted EBITDA for the fourth quarter of 2023 was $100.5 million, compared to $109.7 million in the fourth quarter of the prior year. As a percentage of revenue, adjusted EBITDA was 25.3%, a decrease of 230 basis points from the prior year period.

Adjusted net income for the fourth quarter of 2023 was $69.1 million, or $0.89 per diluted share, compared to adjusted net income of $78.8 million, or $0.94 per diluted share, in the fourth quarter of 2022.

Cash flows from operations totaled $58.7M million in the fourth quarter and capital expenditures were $24.6M million.

Fourth Quarter 2023 Segment Performance

•Codman Specialty Surgical (69% of Revenues)
◦Total revenues were $271.6 million, representing reported an increase of 2.7% and organic growth of 2.3% compared to the fourth quarter of 2022.
Sales in Neurosurgery grew 2.0% on an organic basis.
•CSF management had mid-single digit growth driven by Certas® Plus valves.
•Mid-single-digit growth in dural access and repair driven by DuraGen, partially offset by a decline in DuraSeal.
•Neuro monitoring grew low-single digits driven by BactiSeal® catheters and ICP microsensors.
•Advanced energy was down by low-single digits driven by lower CUSA® capital sales.
◦Sales in Instruments grew 3.0% on an organic basis.
•Tissue Technologies (31% of Revenue)
◦Total revenues were $125.4 million, representing a decrease of 6.0% on a reported basis and organic decline of 8.0% compared to the fourth quarter of 2022 due to the impact of the lost revenue related to the Boston product recall which was partially offset by double digit growth from BioD® and Gentrix® and mid-single digit growth in Integra skin and MediHoney®.

Full-Year 2023 Financial Summary

Total reported revenues for the full-year 2023 were $1,541.6 million, a decrease of 1.0%, from the prior year. Organic sales for the full-year 2023 were flat compared to 2022. Revenue increased 5.5% on an organic basis excluding Boston.

The Company reported GAAP net income of $67.7 million, or $0.84 per diluted share, for the full-year 2023, compared to GAAP net income of $180.6 million, or $2.16 per diluted share in 2022.

Adjusted EBITDA for the full-year 2023 was $369.7 million, a decrease of $41.6 million versus the prior year. Full year EBITDA margins were 24.0% a decrease of 240 basis points from the prior year.

Adjusted net income for the full-year 2023 was $247.8 million, or $3.10 per diluted share, compared to $280.9 million, or $3.36 per diluted share.

2023 Balance Sheet, Cash Flow and Capital Allocation

The Company generated cash flow from operations of $140.0 million for the full-year 2023. Full-year capital expenditures were $67.0 million. Net debt at the end of the year was $1.2 billion, and the consolidated total leverage ratio was 3.0x. As of year-end, the Company had total liquidity of approximately $1.5 billion, including approximately $309 million in cash plus short-term investments and the remainder available under its revolving credit facility.

2024 Revenue and Adjusted Earnings Per Share Guidance

The Company’s guidance for 2024 revenue and adjusted earnings per share reflects the stability of our markets and strong demand for our differentiated portfolio, gradual improvement in supply over the year, continued international expansion and the relaunch of the Boston portfolio late second quarter. Our guidance excludes the pending acquisition of the Acclarent ENT business.

For the full-year 2024, the Company expects revenues to be in a range of $1,603 million to $1,618 million, representing reported growth of approximately 4.0% to 5.0% and organic growth in the range of 4.0% to 5.0%. Adjusted earnings per diluted share are expected to be between $3.15 and $3.25.

For the first quarter 2024, the Company expects reported revenues in the range of $360 million to $365 million, representing reported growth of approximately -5.5% to -4.1% and organic growth of approximately -5.1% to -3.7%. Adjusted earnings per diluted share are expected to be in a range of $0.53 to $0.57.

Organic sales growth excludes acquisitions and divestitures as well as the effects of foreign currency.

The Company is providing forward-looking guidance regarding adjusted earnings per diluted share but is not providing a reconciliation to GAAP earnings per share, because certain GAAP expense items are highly variable, and management is unable to predict them with reasonable certainty and without unreasonable effort. Specifically, the financial impact and timing of divestitures, acquisitions, integrations, structural optimization and efforts to comply with the EU Medical Device Regulation are uncertain, depend on various dynamic factors and are not reasonably ascertainable at this time. These expense items could have a material impact on GAAP results.

Conference Call and Presentation Available Online

Integra has scheduled a conference call for 8:30 a.m. ET on Wednesday, February 28, 2024, to discuss fourth quarter and full-year 2023 financial results, and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question-and-answer session following the call. Integra's management team will reference a presentation during the conference call, which can be found on the Investor Relations section of the website at investor.integralife.com.

A live webcast will be available on the Investors section of the Company’s website at investor.integralife.com. For those planning to participate on the call, please register here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the start of the event. A webcast replay of the conference call will be available on the Investor Relations section of the Company’s website following the call.

About Integra
At Integra LifeSciences, we are driven by our purpose of restoring patients’ lives. We innovate treatment pathways to advance patient outcomes and set new standards of surgical, neurologic, and regenerative care. We offer a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Aurora®, Bactiseal®, BioD™, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, DuraSorb®, Gentrix®, ICP Express®, Integra®, Licox®, MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, NeuraGen®, NeuraWrap™, PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as divestiture, acquisition and integration-related charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges, charges related to the voluntary global recall of all products manufactured at the Company’s facility in Boston, Massachusetts, and income tax expense (benefit) related to non-GAAP adjustments and other items, expectations and plans with respect to strategic initiatives, product development and regulatory approvals and expectations concerning the resumption of manufacturing at the Company’s Boston, Massachusetts facility. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the ongoing and possible future effects of global challenges, including macroeconomic uncertainties, inflation, supply chain disruptions, trade regulation and tariffs, other economic disruptions and U.S. and global recession concerns, on the Company’s customers and on the Company’s business, financial condition, results of operations and cash flows; the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate acquired businesses; the Company’s ability to achieve sales growth in a timely fashion; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions, including the war in Ukraine and the conflict in Israel and Gaza; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to access and maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with regulations regarding products of human origin and products containing materials derived from animal source; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of divestiture, acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry, including the EU Medical Devices Regulation; the scope, duration and effect of additional U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic and any future public health crises; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; potential negative impacts resulting from environmental, social and governance matters; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, organic revenues excluding Boston, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow, adjusted free cash flow conversion, and net debt. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures. Organic revenues excluding Boston consist of total revenues, excluding (i) the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances and (ii) revenues associated with Boston produced products including sales reported prior to the recall and the impact of sales return provisions recorded. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) charges related to the voluntary global recall of products manufactured at the Company’s Boston, Massachusetts facility; (v) intangible asset amortization expense; and (vi) income tax impact from adjustments. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment. The adjusted free cash flow conversion measure is calculated by dividing free cash flow by adjusted net income. The measure of net debt consists of GAAP total debt (excluding deferred financing costs) less short-term investments, cash and cash equivalents.

Reconciliations of GAAP revenues to organic revenues, GAAP revenues to organic revenues excluding Boston, and GAAP net income to adjusted EBITDA and adjusted net income, GAAP total debt to net debt, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters and years ended December 31, 2023 and 2022, and the free cash flow and adjusted free cash flow conversion for the quarters and years ended December 31, 2023 and 2022, appear in the financial tables in this release.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contact:

Chris Ward
(609) 772-7736
chris.ward@integralife.com

Media Contact:

Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Total revenues	397,039	398,022	1,541,573	1,557,666

Costs and expenses:
Cost of goods sold	170,546	147,937	656,838	587,355
Research and development	24,284	26,783	104,192	101,193
Selling, general and administrative	163,128	151,919	656,641	616,316
Intangible asset amortization	3,034	3,543	12,376	13,882
Total costs and expenses	360,992	330,182	1,430,047	1,318,746
Operating income	36,047	67,840	111,526	238,920
Interest income	4,549	5,311	17,202	11,917
Interest expense	(13,751)	(12,894)	(51,377)	(49,594)
Gain (loss) from the sale of business	—	—	—	644
Other income, net	2,013	3,951	3,718	12,007
Income before taxes	28,858	64,208	81,069	213,894
Income tax expense (benefit)	9,024	11,262	13,328	33,344
Net income	19,834	52,946	67,741	180,550

Net income per share:
Diluted net income per share	0.25	0.63	0.84	2.16
Weighted average common shares outstanding for diluted net income per share	77,959	83,568	80,337	83,516

Segment revenues and growth in total revenues excluding the effects of currency exchange rates, acquisitions and discontinued products are as follows:
(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	Change	2023	2022	Change
Neurosurgery	210,204	205,199	2.4%	818,101	794,017	3.0%
Instruments	61,423	59,398	3.4%	240,892	225,547	6.8%
Total Codman Specialty Surgical	271,627	264,597	2.7%	1,058,993	1,019,564	3.9%

Wound Reconstruction and Care	93,859	102,540	(8.5)%	373,986	406,689	(8.0)%
Private Label	31,553	30,885	2.2%	108,594	131,413	(17.4)%
Total Tissue Technologies	125,412	133,425	(6.0)%	482,580	538,102	(10.3)%
Total Reported Revenues	397,039	398,022	(0.2)%	1,541,573	1,557,666	(1.0)%

Impact of changes in currency exchange rates	(928)	—	—	6,817	—	—
Less contribution of revenues from acquisitions	(2,548)	—	—	(9,753)	—	—
Less contribution of revenues from divested products	—	(122)	—	(245)	(18,063)	—
Less contribution of revenues from discontinued products	(2,068)	(1,600)	—	(6,604)	(7,876)	—
Total organic revenues(1)	391,496	396,300	(1.2)%	1,531,788	1,531,727	—%

Boston Revenue impact	(1,005)	(19,543)		(2,759)	(83,077)
Total Organic Revenues ex Boston	390,491	376,756		1,529,029	1,448,650

(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and from continuing operations and locations where each item is recorded are as follows:
(In thousands)

Three Months Ended December 31, 2023

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	7,117	73	8,040	(880)	—	(116)	—
Structural Optimization charges	7,998	4,859	3,155	(16)	—	—	—
EU Medical Device Regulation charges	12,387	2,227	4,653	5,507	—	—	—
Boston Recall	6,346	5,587	759	—
Intangible asset amortization expense	20,687	17,653	—	—	3,034	—	—
Estimated income tax impact from above adjustments and other items	(5,272)	—	—	—	—	—	(5,272)
Depreciation expense	9,834	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

Three Months Ended December 31, 2022

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges(1)	704	619	620	477	—	(1,013)	—
Structural Optimization charges	(1,533)	(4,195)	2,669	(7)	—	—	—
EU Medical Device Regulation charges	12,177	1,439	4,855	5,884	—	—	—
Intangible asset amortization expense	19,632	16,089	—	—	3,543	—	—
Estimated income tax impact from above adjustments and other items	(5,091)	—	—	—	—	—	(5,091)
Depreciation expense	9,861	—	—	—	—	—	—

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) R&D - Research and development
(d) Amort. - Intangible asset amortization
(e) OI&E - Other income and expense
(f) Tax - Income tax expense

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Twelve Months Ended December 31, 2023

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	25,173	3,045	25,181	(2,188)	—	(865)	—
Structural Optimization charges	23,020	15,144	7,943	(67)	—	—	—
EU Medical Device Regulation charges	46,559	5,813	20,002	20,745	—	—	—
Boston Recall	40,034	39,181	853	—
Intangible asset amortization expense	82,823	70,447	—	—	12,376	—	—
Estimated income tax impact from above adjustments and other items	(37,573)	—	—	—	—	—	(37,573)
Depreciation expense	39,704	—	—	—	—	—	—

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) R&D - Research and development
(d) Amort. - Intangible asset amortization
(e) OI&E - Interest (income) expense, net and other (income), net
(f) Tax - Income tax expense

Twelve Months Ended December 31, 2022

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	(18,849)	1,543	(13,379)	(2,195)	—	(4,818)	—
Structural Optimization charges	23,072	5,554	17,368	150	—	—	—
EU Medical Device Regulation charges	45,147	4,626	16,596	23,926	—	—	—
Intangible asset amortization expense	78,295	64,413	—	—	13,882	—	—
Estimated income tax impact from above adjustments and other items	(27,349)	—	—	—	—	—	(27,349)
Depreciation expense	39,943	—	—	—	—	—	—

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) R&D - Research and development
(d) Amort. - Intangible asset amortization
(e) OI&E - Interest (income) expense, net and other (income), net
(f) Tax - Income tax expense

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(UNAUDITED)

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

GAAP net income	19,834	52,946	67,741	180,550
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	30,522	29,493	122,528	118,238
Other (income), net	(1,897)	(2,938)	(2,853)	(7,833)
Interest expense, net	9,202	7,583	34,175	37,677
Income tax expense (benefit)	9,024	11,262	13,328	33,344
Structural optimization charges	7,998	(1,533)	23,020	23,072
EU Medical Device Regulation charges	12,387	12,177	46,559	45,147
Boston Recall	6,346	—	40,034	—
Acquisition, divestiture and integration-related charges	7,117	704	25,173	(18,849)
Total of non-GAAP adjustments	80,700	56,747	301,964	230,796
Adjusted EBITDA	100,534	109,693	369,705	411,346

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME FROM CONTINUING OPERATIONS TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

GAAP net income	19,834	52,946	67,741	180,550
Non-GAAP adjustments:
Structural optimization charges	7,998	(1,533)	23,020	23,072
Acquisition, divestiture and integration-related charges	7,117	704	25,173	(18,849)
EU Medical Device Regulation charges	12,387	12,177	46,559	45,147
Boston Recall	6,346	—	40,034	—
Intangible asset amortization expense	20,687	19,632	82,823	78,295
Estimated income tax impact from adjustments and other items	(5,272)	(5,091)	(37,573)	(27,349)
Total of non-GAAP adjustments	49,264	25,889	180,036	100,316
Adjusted net income	$69,098	$78,835	$247,777	$280,866

Adjusted diluted net income per share	$0.89	$0.94	$3.10	$3.36
Weighted average common shares outstanding for diluted net income per share	77,959	83,568	80,337	83,516

.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

825,563	December 31,	December 31,
$14,531	2023	2022

Cash and cash equivalents	$276,402	$456,661
Accounts receivable, net	259,327	263,465
Inventory, net	389,608	324,583

Current and long-term borrowing under senior credit facility	840,094	771,274
Borrowings under securitization facility	89,200	104,700
Long-term convertible securities	570,255	567,341

Stockholders' equity	1,587,884	1,804,403

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Twelve Months Ending December 31,
	2023	2022
Net cash provided by operating activities	$139,955	$264,469
Net cash used in investing activities	(94,178)	(58,580)
Net cash used in by financing activities	(229,925)	(251,953)
Effect of exchange rate changes on cash and cash equivalents	3,889	(10,723)

Net increase (decrease) in cash and cash equivalents	(180,259)	(56,787)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF ADJUSTED FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended December 31,
	2023	2022
GAAP Net cash provided by operating activities	$58,746	$85,333

Purchases of property and equipment	(24,563)	(14,455)
Adj. Free Cash Flow	$34,183	$70,878

Adjusted net income (1)	$69,098	78,835
Adjusted Free Cash Flow Conversion	49.5%	89.9%

	Twelve Months Ending December 31,
	2023	2022
GAAP Net cash provided by operating activities	$139,955	$264,469

Purchases of property and equipment	(66,865)	(42,343)
Adj. Free Cash Flow	$73,090	$222,127

Adjusted net income (1)	$247,777	280,867
Adjusted Free Cash Flow Conversion	29.5%	79.1%

(1) Adjusted net income for quarters and twelve months ended December 31, 2022 and 2023 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is a useful metric in evaluating the significance of the cash special charges in its adjusted earnings measures.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - NET DEBT CALCULATION
(UNAUDITED)

(In thousands)
	December 31, 2023	December 31, 2022
Short-term borrowings under senior credit facility	$14,531	$38,125
Long-term borrowings under senior credit facility	825,563	733,149
Borrowings under securitization facility	89,200	104,700
Long-term convertible securities	570,255	567,341
Deferred financing costs netted in the above	9,651	11,385
Short-term investments	(32,694)	—
Cash & Cash Equivalents	(276,402)	(456,661)
Net Debt	$1,200,104	$998,039